Exhibit 4.4

Unless this certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. (“CDS”) to Honda Canada Finance Inc. (the “Issuer”) or its agent for registration of transfer, exchange, or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & CO., has a property interest in the securities represented by this certificate herein and it is a violation of its rights for another person to hold, transfer or deal with this certificate. Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after the later of (i) ●, and (ii) the date the issuer became a reporting issuer in any province or territory.

ISIN#●

SERIES 20●-●		Serial No.
	HONDA CANADA FINANCE INC. DEBENTURE	●

Issue Date	Principal Amount	Maturity Date
●	**CAD$●**	●

for value received hereby promises to pay to or to the order of
REGISTERED HOLDER	CDS & CO.
ADDRESS	85 RICHMOND STREET WEST
TORONTO, ONTARIO M5H 2C9
on the Maturity Date the sum of	CAD$●	DOLLARS
plus interest thereon on each Interest Payment Date at a rate of interest equal to ● calculated ●, not in advance, paid ● and payable in lawful money of Canada
Interest Payment Dates: PAYABLE ● ON ● OF EACH YEAR COMMENCING ON ●*

SPECIAL FEATURES

Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof.  This Debenture shall become valid only when manually countersigned on behalf of Honda Canada Finance Inc. by an authorized signing officer of the registrar and paying agent.

IN WITNESS WHEREOF, Honda Canada Finance Inc. has caused this Debenture to be signed by its duly authorized signatories.

Dated:●

Countersigned on behalf of

Canadian Imperial Bank of Commerce

By:		By:		By:
	Authorized Signing Officer		Authorized Signatory		Authorized Signatory

*Non-resident withholding tax may be deducted where applicable.

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FURTHER TERMS AND PROVISIONS

1.

At least five (5) Business Days (as defined in the Indenture) prior to each payment date as interest on this Debenture and principal become due, the Company shall forward or cause to be forwarded by prepaid ordinary mail to the Registered Holder at the address appearing on the register of Debentureholders (as defined in the Indenture) maintained by Canadian Imperial Bank of Commerce (the “Issuing, Transfer and Redemption Agent”), a cheque drawn on a chartered bank in Toronto for such interest or principal, as the case may be, payable to the registered Holder. The forwarding of such cheque shall satisfy and discharge the liability of the Company for such interest or principal to the extent of the sum represented thereby unless such cheque shall not be paid on presentation.

2.

This Debenture is one of a series of like debentures designated as Senior Unsecured Series 2013-3 Debentures of the Company (the “Debentures”) issued pursuant to the indenture made as of September 26, 2005, as supplemented by supplemental indentures from time to time (the “Indenture”) between the Company and BNY Trust Company of Canada (the “Trustee”). This Debenture and all other Debentures now or hereafter issued or certified under the Indenture shall rank pari passu with all other senior unsecured obligations of the Company.

3.

This Debenture is issued subject to the provisions of the Indenture which is hereby referred to for a complete statement of the rights of the holders of Debentures issued thereunder and of the Company and of the Trustee in respect thereof and of the terms and conditions upon which the Debentures are issued and held, to all of which the Registered Holder by acceptance of this Debenture assents. In the case of any conflict or inconsistency between the terms of this Debenture and the terms of the Indenture, the terms of the Indenture shall prevail.

4.	The Indenture contains provisions dealing with the effect of default under one or more of the Debentures.
5.	This Debenture is a direct obligation of the Company, subject to the terms and conditions of the Indenture.
6.	This Debenture shall be transferable subject to resale restrictions imposed under applicable securities laws; provided however, that no transfer of this Debenture shall be valid or effective unless:
(1)

it is made on the Register by the holder thereof (or by his duly appointed attorney) by written instrument in form and execution satisfactory to the Issuing, Transfer and Redemption Agent and upon compliance with such reasonable requirements that the Issuing, Transfer and Redemption Agent or other registrar may prescribe; and

(2)	particulars thereof are endorsed on this Debenture by the Issuing, Transfer and Redemption Agent.

Registered Holders should consult their own legal advisors with respect to application of resale restrictions under securities laws to which they may be subject.

7.	The principal hereof may become due or be declared due before the Maturity Date of the Debentures, as more particularly provided in the Indenture.
8.

The Indenture contains provisions for the holding of meetings of, and the giving of notices to the Debentureholders and the rendering of Extraordinary Resolutions (as defined in the Indenture) passed by the holders of a specified majority of the principal amount of the Debentures outstanding under the Indenture at a meeting of the Debentureholders or written instruments signed by Debentureholders may become binding upon all Debentureholders.

9.

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest provided in this Debenture (and stated herein to be computed on the basis of a 365 day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 365 or such period of time, as the case may be.

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